Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

GCT Semiconductor Holding, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share	457(c)	10,900,000	$5.23	$57,007,000.00	0.00014760	$8,414.23

	Total Offering Amounts					$57,007,000.00		$8,414.23
	Total Fee Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$8,414.23

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover any additional securities to be offered of issued from stock splits, stock dividends or similar transactions with respect to the shares being registered.
(2)	The proposed maximum offering price per unit is estimated solely for purposes of calculating the registration fee according to Rule 457(c) under the Securities Act based on the average of the high and low prices of the registrant’s Common Stock quoted on The New York Stock Exchange on May 17, 2024.